EXHIBIT 99.1

                                 Press Release


      Chicago, Illinois - January 16, 1997 - Ryerson Tull, Inc. (NYSE: RT) today announced that it has signed a definitive agreement to buy Thypin Steel Co., Inc., a privately held distributor and processor of carbon and stainless steel products. Based in Long Island City, New York, Thypin has seven locations and annual sales of approximately $335 million. Ryerson Tull is purchasing all of the outstanding stock of Thypin for approximately $120 million in cash. Ryerson Tull will also assume approximately $20 million in existing Thypin debt. Subject to regulatory clearances and certain closing conditions, the transaction is expected to close in early 1997.

      "An integral part of our profitable growth strategy is to pursue attractive acquisitions," said Neil S. Novich, president and chief executive officer of Ryerson Tull. "We have found that with Thypin. Its excellent reputation and loyal customer base in the eastern United States will further strengthen Ryerson Tull's presence in that part of the country. In addition, we believe Thypin's worldwide buying relationships and expertise in stainless products will benefit all of Ryerson Tull."

      Thypin is a general line distributor with facilities located in Long Island City and Buffalo, NY; Cambridge, MA; Easton and Fairless Hills, PA; Charlotte, NC; and Birmingham, AL.

      The acquired operation will continue to use the Thypin name in its marketplace and be operated as part of the Ryerson East business unit. Laurence M. Gilbert, executive vice president of Thypin, will have responsibility for the seven Thypin facilities and report to Ryerson East's president, Gary J. Niederpruem.

      "By combining with Ryerson Tull, the Thypin and Oltchick families have ensured that our customers will continue to enjoy excellent quality and a commitment to service, as well as even greater product breadth and inventory availability," said Gilbert, who also becomes vice president and general manager of Ryerson East.

      "The purchase of Thypin will significantly increase Ryerson Tull's market share in the eastern United States, improving our efficiency and allowing us to better serve customers throughout the region," said Niederpruem. "We are also excited to be joining forces with the talented and capable group of individuals at Thypin."

      "We expect the transaction to be additive to Ryerson Tull's 1997 earnings," added Novich, "with the benefits of integration increasing over time."

      Ryerson Tull, Inc. is North America's largest distributor and processor of metals. With annual revenues of approximately $2.5 billion, the company operates 53 facilities in the United States and several facilities in Mexico through a joint venture. Ryerson Tull completed an initial public offering of 13 percent of its common stock in June 1996 and trades on the New York Stock Exchange under the symbol RT. The remaining 87 percent of the stock is owned by Chicago-based Inland Steel Industries, Inc.

      CONTACT:  Tim McIntyre of Ryerson Tull, 773/762-2153, Ext. 3206.